Exhibit 99.1

                                                                  news release

August 6, 2009	For Immediate Release

Employers Holdings, Inc. Reports Second Quarter Earnings and Declares Third Quarter Dividend

Key Highlights

•	Added to the S & P 600 Small Cap Index
•	Grew direct written premium 41% since June 30, 2008 and diversified direct written premium as follows:
	o	California 45%, Florida 9%, Wisconsin 7%, Nevada 5%
•	Decreased underwriting and other operating expenses, excluding acquired operations and non-recurring restructuring charges
•	Continued favorable prior accident year development of $15.7 million in the quarter and $29.2 million in the first six months of this year
•	Stable portfolio fair market value of $2.1 billion with a tax equivalent yield of 5.6% at June 30, 2009
•	Generated three month book value per share growth of 3.9% to $18.97 at June 30, 2009 from $18.26 at March 31, 2009 and six month book value per share growth of 8.8% since December 31, 2008

Reno, Nevada—August 6, 2009—Employers Holdings, Inc. (“EHI” or the “Company”) (NYSE:EIG) today reported second quarter net income of $20.3 million or $0.44 per share compared with $27.4 million or $0.55 per share in the second quarter of 2008, a decrease of $7.0 million or $0.11 per share. Net income includes amortization of the deferred reinsurance gain related to the Loss Portfolio Transfer (“LPT”) Agreement. Consolidated net income before the impact of the LPT (the Company’s non-GAAP measure described below) was $16.0 million or $0.34 per share in the second quarter of 2009 and $22.8 million or $0.46 per share in the second quarter of 2008.

Net income for the six months ended June 30, 2009 was $41.2 million or $0.87 per share compared with $52.9 million or $1.07 per share for the six months ended June 30, 2008.  For the first six months of 2009, net income before the impact of the LPT was $32.5 million or $0.68 per share compared to $43.5 million or $0.88 per share for the same period in 2008.

President and Chief Executive Officer Douglas D. Dirks commented: “We are pleased with our performance in the second quarter and first six months of the year, particularly in light of the continuing economic contraction and low interest rate environment. Our acquisition is yielding intended results. Since June 30, 2008, we grew direct written premium 41%. Our book of business at June 30, 2009, is more diversified with 45% of direct written premium in California; 21% in Florida, Wisconsin, and Nevada; and the remaining 34% in our 26 other states. Our invested assets of $2.1 billion yielded 5.6% on a tax equivalent basis at June 30, 2009 with a net unrealized gain of $31.1 million for the six months ended June 30, 2009. Our strong capital position and continued confidence in our business model is reflected in our repurchase of 1.4 million shares in the second quarter, with a total of 3.1 million repurchased shares in the six months ended June 30, 2009. We grew book value per share 3.9% since March 31, 2009 and 8.8% since year-end 2008.  Respectively, 32.4% and 34.4% of the three and six month growth in book value per share were related to share repurchases.”

The second quarter 2009 combined ratio was 97.4% (101.6% before the LPT), an increase from the second quarter 2008 combined ratio of 77.0% (83.2% before the LPT). Acquired operations contributed 12.1 percentage points of the increase. For the first six months in 2009, the combined ratio was 98.6% (102.6% before the LPT), an increase of 18.6 percentage points from 80.0% (86.3% before the LPT) for the same period in 2008, with acquired operations contributing 11.8 percentage points of the increase. Lower premiums earned, prior rate reductions, competitive pressures, and overall economic conditions also contributed to the higher combined ratios.

Dirks continued: “While improved from the first quarter, our combined ratio is not yet optimal. We are seeing benefits from expense controls and integration activities as our expenses excluding acquired operations and integration/restructuring charges are declining – $2.9 million in the quarter and $4.0 million in the first six months of the year. Year-to-date at June 30, 2009, restructuring expenses added 2.0 percentage points to the combined ratio.”

Commenting on the second half of 2009, Dirks concluded: “While we do not know when the economy will improve, we feel confident that given our strong balance sheet and disciplined underwriting, we can continue to reinvest capital in our business, satisfy our debt obligations, and provide high quality service to our customers while growing shareholder value in the long term.”

Second quarter net premiums earned increased $30.6 million or 41.4% to $104.4 million from $73.8 million in the second quarter of 2008. Second quarter net premiums earned were $44.0 million for acquired operations. Excluding acquired operations, net premiums earned declined $13.4 million or 18.2% with declines in direct written premium of $9.1 million in California and $3.8 million in Nevada. Policy count increased 28.1% to 45,226 at June 30, 2009 from 35,299 at June 30, 2008. Policy count declined by 373 policies or 0.8% since December 31, 2008.

Second quarter net investment income increased $4.5 million in 2009 primarily due to acquired invested assets. Net investment income for the six months ended June 30, 2009 increased 23.8% to $46.4 million from $37.4 million for the same period in 2008. The tax equivalent yield on invested assets was 5.6% at June 30, 2009. Realized losses on investments for the second quarter of 2009 totaled $0.4 million compared with realized losses of $0.2 million for the second quarter of 2008.  For the six months ended June 30, 2009, realized losses on investments were $2.5 million compared with $1.7 million for the six months ended June 30, 2008 due to $1.9 million in other-than-temporary impairments on certain equity securities and sales of impaired fixed maturity securities.

Second quarter losses and LAE increased to $54.1 million in 2009 compared with $24.1 million in 2008. Excluding acquired operations, losses and LAE decreased 9.9%. Before the impact of the LPT, loss and LAE expense was $58.5 million in the second quarter of

2009 and $28.7 million in the second quarter of 2008. Current accident year loss estimates were 71.0% and 61.8% in the second quarters of 2009 and 2008, respectively. Favorable prior accident year loss development was $15.7 million in the second quarter of 2009 compared with $16.9 million in the second quarter of 2008.

Year-to-date losses and LAE at June 30, 2009 increased to $113.3 million from $54.8 million at June 30, 2008. Excluding acquired operations, losses and LAE decreased 9.9%. Before the impact of the LPT, loss and LAE expense was $122.0 million and $64.1 million for the six months ended June 30, 2009 and 2008, respectively. Current accident year loss estimates were 70.0% in 2009 and 61.7% in 2008. Favorable prior accident year loss development was $29.2 million in the first six months of 2009 compared with $28.3 million for the same period in 2008.

In the second quarter of 2009, commission expense was $13.2 million compared with $9.7 million in the second quarter of 2008. Excluding the acquisition, commission expense decreased $0.8 million. Commission expense for the first six months of 2009 increased to $26.9 million from $20.3 million for the same period in 2008.

Second quarter underwriting and other operating expense was $32.5 million in 2009 compared with $22.9 million in 2008. Excluding acquired operation expenses of $11.9 million and non-recurring restructuring charges of $0.5 million, expenses would have declined $2.9 million. For the first six months of 2009, underwriting and other operating expense was $68.9 million in 2009 compared with $44.6 million in 2008. Excluding acquired operation expenses of $24.0 million and non-recurring integration and restructuring charges of $4.3 million, expenses would have declined $4.0 million in these six month periods. In the first six months of 2009, we incurred total one-time integration and restructuring charges of $4.3 million, including $2.7 million in severance expenses.

Second quarter income tax expense was $3.3 million in 2009 compared to $8.3 million in 2008. Income taxes in the first six months of 2009 were $2.1 million based on lower pre-tax income and the impacts of non-taxable investment income. The effective tax rate for the second quarter was 14.0% and 4.9% for the six months ended June 30, 2009.

Total invested assets were $2.1 billion at the end of the second quarter 2009 with a tax equivalent yield of 5.6%. There was a net unrealized gain of $31.1 million in the portfolio for the six months ended June 30, 2009. For your information, we are including a list of portfolio securities by CUSIP in the Calendar of Events, Second Quarter “Investors” section of our web site at www.employers.com.

As of June 30, 2009, total stockholders’ equity increased to $471.1 million from $444.7 million at December 31, 2008. Equity, including the deferred reinsurance gain related to the LPT, increased 2.1% to $868.9 million from $851.3 million at December 31, 2008.

Through the 2008 Stock Repurchase Program, 1,445,100 shares of common stock were repurchased in the second quarter of 2009 at an average price of $11.47. In the first six months of 2009, the Company repurchased 3,069,295 shares of common stock at an average cost of $10.46 per share. As of June 30, 2009, the Company has repurchased a total of 7,767,362 shares of common stock at an average price of $15.61 per share.

Book value per share increased 3.9% to $18.97 at June 30, 2009 from $18.26 at March 31, 2009. Book value per share increased 8.8% from $17.43 at December 31, 2008.

The Board of Directors declared a third quarter dividend of six cents per share. The dividend is payable on September 3, 2009, to stockholders of record as of August 20, 2009.

Conference Call and Web Cast, Form 10-Q

The Company will host a conference call Friday, August 7, 2009, at 10:30 a.m. Pacific Daylight Time. The conference call will be available via a live web cast on the Company’s Web site at www.employers.com. An archived version will be available following the call. The conference call replay number is (888) 286-8010 with a passcode of 77509677. International callers may dial (617) 801-6888.

EHI will file its Form 10-Q for the period ended June 30, 2009, with the Securities and Exchange Commission (“SEC”) on Friday, August 7, 2009. The Form 10-Q will be available without charge through the EDGAR system at the SEC's Web site and will also posted on the Company's Web site, www.employers.com, through the “Investors” link.

Discussion of Non-GAAP Financial Measures

This earnings release includes non-GAAP financial measures used to analyze the Company’s operating performance for the periods presented.

These non-GAAP financial measures exclude impacts related to the LPT Agreement. The 1999 LPT Agreement was a non-recurring transaction that does not result in ongoing cash benefits and, consequently, the Company believes these non-GAAP measures are useful in providing stockholders and management a meaningful understanding of the Company’s operating performance. In addition, these measures, as defined, are helpful to management in identifying trends in the Company’s performance because the items excluded have limited significance in current and ongoing operations.

The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. The non-GAAP measures are not a substitute for GAAP measures and investors should be careful when comparing the Company’s non-GAAP financial measures to similarly titled measures used by other companies.

Net Income before impact of LPT.   Net income less (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Deferred reinsurance gain—LPT Agreement.   This reflects the unamortized gain from the LPT Agreement. Under GAAP, this gain is deferred and amortized using the recovery method, whereby the amortization is determined by the proportion of actual reinsurance recoveries to total estimated recoveries, and the amortization is reflected in losses and LAE.

Gross Premiums Written.  Gross premiums written is the sum of both direct premiums written and assumed premiums written before the effect of ceded reinsurance. Direct premiums written represents the premiums on all policies the Company’s insurance subsidiaries have issued during the year. Assumed premiums written represents the premiums that the insurance subsidiaries have received from an authorized state-mandated pool.

Net Premiums Written.  Net premiums written is the sum of direct premiums written and assumed premiums written less ceded premiums written. Ceded premiums written is the portion of direct premiums written that are ceded to reinsurers under reinsurance contracts. The Company uses net premiums written, primarily in relation to gross premiums written, to measure the amount of business retained after cession to reinsurers.

Losses and LAE before impact of LPT.   Losses and LAE less (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Losses and LAE Ratio.  The losses and LAE ratio is a measure of underwriting profitability. Expressed as a percentage, it is the ratio of losses and LAE to net premiums earned.

Commission Expense Ratio. Commission expense ratio is the ratio (expressed as a percentage) of commission expense to net premiums earned.

Underwriting and Other Operating Expense Ratio. The underwriting and other operating expense ratio is the ratio (expressed as a percentage) of underwriting and other operating expense to net premiums earned.

Combined Ratio. The combined ratio represents a summary percentage of claims and expenses to net premiums earned. The combined ratio is the sum of the losses and LAE ratio, the commission expense ratio, the policyholder dividends ratio and the underwriting and other operating expense ratio.

Combined Ratio before impacts of LPT.  Combined ratio before impacts of LPT is the GAAP combined ratio before (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Equity including deferred reinsurance gain—LPT.   Equity including deferred reinsurance gain—LPT is total equity plus the deferred reinsurance gain—LPT Agreement.

Book value per share.   Equity including deferred reinsurance gain—LPT divided by number of shares outstanding.

Forward-Looking Statements

In this press release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding the Company’s future operations and performance.  Certain of these statements may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "target," "project," "intend," "believe," "estimate," "predict," "potential," "pro forma," "seek," "likely," or "continue," or other comparable terminology and their negatives.

EHI and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in EHI’s future performance. Factors that could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in our public filings with the SEC, including the risks detailed in the Company's Quarterly Reports on Form 10-Q and the Company’s Annual Reports on Form 10-K.

All forward-looking statements made in this news release reflect EHI’s current views with respect to future events, business transactions and business performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. The business of EHI could be affected by, among other things, competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency and severity of catastrophic events, actual loss experience, uncertainties in the loss reserving and claims settlement process, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments, the amount and timing of reinsurance recoverables, credit developments among reinsurers, changes in the cost or availability of reinsurance, market developments (including adverse developments in financial markets as a result of, among other things, changes in local, regional or national economic conditions and continued volatility and further deterioration of financial markets), credit and other risks associated with EHI’s investment activities, significant changes in investment yield rates, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, relations with and performance of employees and agents, the integration of acquired operations (including the failure to realize anticipated benefits of such acquisitions and potential disruption from the acquisitions making it more difficult to maintain relationships with customers, employees, agents or producers), as well as management’s response to these factors, and other factors identified in EHI’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

The SEC filings for EHI can be accessed through the “Investors” link on the Company’s website, www.employers.com, or through the SEC's EDGAR Database at www.sec.gov (EHI EDGAR CIK No. 0001379041). EHI assumes no obligation to update this release or the information contained herein, which speaks as of the date issued.

CONTACT:
Media: Ty Vukelich, (775) 327-2677, tvukelich@employers.com.
Analysts: Vicki Erickson, (775) 327-2794, verickson@employers.com.

Copyright © 2009 EMPLOYERS. All rights reserved. EMPLOYERS® and America’s small business insurance specialist.® are registered trademarks of Employers Insurance Company of Nevada. Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers’ compensation insurance and services focused on select, small businesses engaged in low to medium hazard industries. The company, through its subsidiaries, operates in 30 states. Insurance subsidiaries include Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company.  Additional information can be found at: http://www.employers.com.

Employers Holdings, Inc.
Consolidated Statements of Income
(in thousands)

Three Months Ended		Six Months Ended
June 30,		June 30,
2009	2008	2009	2008
(unaudited)

Revenues
Gross premiums written	$90,968	$73,152	$219,057	$154,826
Net premiums written	$88,327	$70,389	$212,999	$149,493
Net premiums earned	$104,381	$73,815	$215,981	$149,711
Net investment income	23,064	18,538	46,370	37,441
Realized losses on investments, net	(392)	(219)	(2,504)	(1,707)
Other income	59	422	205	860
Total revenues	127,112	92,556	260,052	186,305

Expenses
Losses and loss adjustment expenses	54,100	24,142	113,262	54,756
Commission expense	13,229	9,721	26,887	20,344
Dividends to policyholders	1,861	71	3,879	86
Underwriting and other operating expense	32,452	22,910	68,936	44,621
Interest expense	1,825	—	3,784	—
Total expenses	103,467	56,844	216,748	119,807

Net income before income taxes	23,645	35,712	43,304	66,498
Income taxes	3,300	8,346	2,104	13,638
Net income	$20,345	$27,366	$41,200	$52,860

Reconciliation of net income to net income before impact of LPT Agreement
Net income	$20,345	$27,366	$41,200	$52,860
Less: Impact of LPT Agreement
Amortization of deferred reinsurance gain – LPT Agreement	4,361	4,567	8,709	9,359
Net income before LPT Agreement	$15,984	$22,799	$32,491	$43,501

                  Employers Holdings, Inc
               Consolidated Statements of Income
                (in thousands, except share and per share data)

Three months ended June 30,	Six months ended June 30,

2009	2008	2009	2008
(unaudited)

Net Income	$20,345	$27,366	$41,200	$52,860

Earnings per common share
Basic	$0.44	$0.55	$0.87	$1.07
Diluted	$0.44	$0.55	$0.87	$1.07

Weighted average shares outstanding
Basic	46,465,611	49,407,135	47,515,302	49,509,173
Diluted	46,505,735	49,457,781	47,549,966	49,545,264

Three months ended June 30,	Six months ended June 30,

2009	2008	2009	2008
(unaudited)

Earnings per common share
Basic	$0.44	$0.55	$0.87	$1.07
Diluted	$0.44	$0.55	$0.87	$1.07

Earnings per common share attributable to the LPT Agreement
Basic	$0.10	$0.09	$0.19	$0.19
Diluted	$0.10	$0.09	$0.19	$0.19

Earnings per common share before the LPT Agreement
Basic	$0.34	$0.46	$0.68	$0.88
Diluted	$0.34	$0.46	$0.68	$0.88

Employers Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except share data)

	June 30,	December 31,
	2009	2008
Assets	(unaudited)
Available for Sale:
Fixed maturity investments at fair value (amortized cost $1,923,547 at June 30, 2009 and $1,870,227 at December 31, 2008)	$1,989,627	$1,909,391
Equity securities at fair value (cost of $41,107 at June 30, 2009 and $43,014 at December 31, 2008)	60,805	58,526
Short-term investments at fair value (amortized cost $8,449 at June 30, 2009 and $74,952 at December 31, 2008)	8,562	75,024
Total investments	2,058,994	2,042,941

Cash and cash equivalents	217,031	202,893
Accrued investment income	24,019	24,201
Premiums receivable, less bad debt allowance of $9,325 at June 30, 2009 and $7,911 at December 31, 2008	89,181	91,273
Reinsurance recoverable for:
Paid losses	11,370	12,723
Unpaid losses, less allowance of $1,335 at each period	1,056,535	1,075,015
Funds held by or deposited with reinsureds	85,585	88,163
Deferred policy acquisition costs	30,674	32,365
Federal income taxes recoverable	6,000	11,042
Deferred income taxes, net	65,852	80,968
Property and equipment, net	12,789	14,098
Intangible assets, net	16,684	18,218
Goodwill	36,192	36,192
Other assets	17,945	26,621
Total assets	$3,728,851	$3,756,713

Liabilities and stockholders’ equity
Claims and policy liabilities:
Unpaid losses and loss adjustment expenses	$2,470,447	$2,506,478
Unearned premiums	133,862	139,310
Policyholders’ dividends accrued	8,926	8,737
Total claims and policy liabilities	2,613,235	2,654,525

Commissions and premium taxes payable	12,653	12,691
Accounts payable and accrued expenses	20,844	24,192
Deferred reinsurance gain–LPT Agreement	397,872	406,581
Notes payable	182,000	182,000
Other liabilities	31,181	31,996
Total liabilities	$3,257,785	$3,311,985

Employers Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except share data)
(continued)

		June 30,	December 31,
		2009	2008
		(unaudited)
Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value; 150,000,000 shares authorized; 53,563,299 and 53,528,207shares issued and 45,795,937 and 48,830,140 shares outstanding at, June 30, 2009 and December 31, 2008 respectively		536	535
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued		—	—
Additional paid-in capital		307,949	306,032
Retained earnings		230,005	194,509
Accumulated other comprehensive income, net		53,837	32,804
Treasury stock, at cost (7,767,362 shares at June 30, 2009 and 4,698,067
shares at December 31, 2008)		(121,261)	(89,152)
Total stockholders’ equity		471,066	444,728
Total liabilities and stockholders’ equity		$3,728,851	$3,756,713

	June 30,	March 31,	December 31,
Book Value per Share	2009	2009	2008
	(unaudited)	(unaudited)
Equity including deferred reinsurance gain – LPT
Total stockholders’ equity	$471,066	$459,942	$444,728
Deferred reinsurance gain – LPT Agreement	397,872	402,233	406,581
Total equity including deferred reinsurance gain – LPT Agreement (A)	$868,938	$862,175	$851,309

Shares outstanding (B)	45,795,937	47,205,945	48,830,140

Book value per share (A * 1000) / B	$18.97	$18.26	$17.43

Employers Holdings, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Six months ended June 30,
	2009	2008
	(unaudited)
Operating activities
Net income	$41,200	$52,860
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,710	3,317
Stock-based compensation	2,037	1,487
Amortization of premium on investments, net	2,200	3,226
Allowance for doubtful accounts – premiums receivable	1,414	421
Deferred income tax expense	3,862	5,357
Realized losses on investments, net	2,504	1,707
Realized losses on retirement of assets	60	—
Change in operating assets and liabilities:
Accrued investment income	182	(420)
Premiums receivable	678	11,141
Reinsurance recoverable on paid and unpaid losses	19,833	20,312
Funds held by or deposited with reinsureds	2,578	3,575
Federal income taxes payable	5,042	(3,497)
Unpaid losses and loss adjustment expenses	(36,031)	(38,463)
Unearned premiums	(5,448)	(4,025)
Accounts payable, accrued expenses and other liabilities	(3,738)	(2,651)
Deferred reinsurance gain–LPT Agreement	(8,709)	(9,359)
Other	7,349	(2,106)
Net cash provided by operating activities	40,723	42,882

Investing activities
Purchase of fixed maturities	(129,101)	(152,424)
Purchase of equity securities	(154)	(1,063)
Proceeds from sale of fixed maturities	38,024	111,917
Proceeds from sale of equity securities	3,276	2,135
Proceeds from maturities and redemptions of investments	101,463	16,210
Cash paid for acquisition, net of cash and cash equivalents acquired	(100)	(959)
Capital expenditures and other, net	(2,880)	(2,739)
Net cash provided by (used in) investing activities	10,528	(26,923)

Financing activities
Acquisition of treasury stock	(31,290)	(6,691)
Cash transactions related to stock compensation	(123)	2
Dividend paid to stockholders	(5,700)	(5,941)
Debt issuance costs	—	(375)
Net cash used in financing activities	(37,113)	(13,005)

Net increase in cash and cash equivalents	14,138	2,954
Cash and cash equivalents at the beginning of the period	202,893	149,703
Cash and cash equivalents at the end of the period	$217,031	$152,657

Employers Holdings, Inc.
Calculation of Combined Ratio before the Impact of the LPT Agreement
(in thousands, except for percentages)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(unaudited)

Net Premiums Earned	$104,381	$73,815	$215,981	$149,711

Losses and Loss Adjustment Expenses	$54,100	$24,142	$113,262	$54,756
Loss & LAE Ratio	51.8%	32.7%	52.4%	36.6%

Amortization of deferred reinsurance gain – LPT	$4,361	$4,567	$8,709	$9,359
Impacts of LPT	4.2%	6.2%	4.0%	6.3%
Loss & LAE before impact of LPT	$58,461	$28,709	$121,971	$64,115
Loss & LAE Ratio before impact of LPT	56.0%	38.9%	56.5%	42.8%

Commission Expense	$13,229	$9,721	$26,887	$20,344
Commission Expense Ratio	12.7%	13.2%	12.5%	13.6%
Dividends to Policyholders	1,861	71	3,879	86
Policyholder Dividend Ratio	1.8%	0.1%	1.8%	0.1%

Underwriting & Other Operating Expense	$32,452	$22,910	$68,936	$44,621
Underwriting & Other Operating Expense Ratio	31.1%	31.0%	31.9%	29.8%

Total Expense	$101,642	$56,844	$212,964	$119,807
Combined Ratio	97.4%	77.0%	98.6%	80.0%

Total Expense before impact of the LPT	$106,003	$61,411	$221,673	$129,166
Combined Ratio before the impact of the LPT	101.6%	83.2%	102.6%	86.3%